EXHIBIT 99.1
Contact: Rick Van Warner
407.628.3104
rick@parquetgroup.com
FOR IMMEDIATE RELEASE
Real Mex Restructuring Corporate Finances
CYPRESS, CA, July 28, 2011 — Real Mex Restaurants, Inc. today announced that it is has reached an agreement with lenders to waive and amend certain covenants as it works to revise its corporate capital structure. The company also reported that it made a $9.1 million interest payment due this month. An affiliate of Sun Capital Partners provided additional liquidity as part of the ongoing restructuring process.
All financial stakeholders are working together on a revised capital structure that recognizes economic realities and addresses future needs, the Company said.
“Our core business continues to improve and the operating performance of our restaurant brands is making strong progress under new leadership,” said Real Mex Chairman & CEO David Goronkin. “Although our company continues to generate substantial earnings, the current capital structure, certain above-market leases and the soft economy slow our headway. By addressing these issues now we’ll be able to move forward more quickly.”
About Real Mex
Headquartered in Cypress, California, Real Mex Restaurants is the largest full-service, casual dining Mexican restaurant chain operator in the United States with 177 company owned and operated restaurants as well as 22 franchised restaurants. Our brands include El Torito Restaurants, Acapulco Mexican Restaurants, Chevys Fresh Mex® Restaurants, Sinigual Restaurants, Las Brisas Restaurant in Laguna Beach, and several regional restaurant concepts. In addition, our Real Mex Foods division is a custom manufacturer of foodservice products specializing in soups, sauces, salsas, starches and proteins in a modern USDA-certified facility as well as a provider of broadline foodservice distribution to restaurants.
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